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                                                                  EXHIBIT (H)(2)

                          AMENDMENT TO TRANSFER AGENCY
                              AND SERVICE AGREEMENT

         This Amendment to the Transfer Agency and Service Agreement ("Amendment") by and between the Prudential and Strategic Partners Mutual Funds delineated on attached Exhibit A (a "Fund" or the "Funds") and Prudential Mutual Fund Services LLC (successor to Prudential Mutual Fund Services, Inc.) ("PMFS") is entered into as of September 4, 2002.

         Whereas, the Funds and PMFS have entered into Transfer Agency and Service Agreements (the "Agreements") pursuant to which PMFS serves as transfer agent, dividend disbursing agent and shareholder servicing agent for the Funds; and

         Whereas, the Funds and PMFS desire to amend the Agreements to reflect PMFS' ability to subcontract services to be performed under the Agreements to non-affiliated as well as affiliated service providers that may, in turn, subcontract such services to other service providers; and

         Whereas, the Funds and PMFS desire to amend the Agreements to reflect PMFS's ability to enter into agreements with and pay, directly and indirectly, sub-accounting and record-keeping fees to non-affiliated service providers relating to shares held by beneficial owners through omnibus accounts maintained by PMFS; and

         Whereas, the Funds and PMFS desire to amend the Agreements to reflect the Funds' agreement to reimburse PMFS for the above-referenced sub-accounting and record-keeping fees paid, directly or indirectly, to non-affiliated service providers.

         Now, Therefore, for and in consideration of the continuation of the Agreement, and other good and valuable consideration, the Agreements are amended as follows:

         1. Section 8.03 of the Agreements is replaced by the following new
         Section 8.03:

                  8.03. PMFS may, in its sole discretion and without further consent by the Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to: (i) Prudential Securities Incorporated (Prudential Securities), a registered broker-dealer, (ii) The Prudential Insurance Company of America (Prudential), (iii) Pruco Securities Corporation, a registered broker-dealer, (iv) any Prudential Securities or Prudential subsidiary or affiliate duly registered as a broker-dealer and/or a transfer agent pursuant to the 1934 Act, (v) any other Prudential Securities or Prudential affiliate or subsidiary otherwise lawfully permitted to perform the services subcontracted hereunder, or (vi) any non-affiliated entity duly registered as a broker-dealer and/or transfer agent or otherwise lawfully permitted to perform the services subcontracted hereunder. It is understood that Prudential may, in turn, subcontract, in whole or in part, the performance of its obligations and duties hereunder to another entity lawfully permitted to perform such obligations and duties.

         2. Section 8.04 of the Agreements is replaced by the following new
         Section 8.04:

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                  8.04. PMFS may enter into agreements with any person or entity referenced in Section 8.03 hereof whereby PMFS will maintain an omnibus account and the Fund will reimburse PMFS for amounts paid by PMFS to any such entity (i) in an amount not in excess of the annual maintenance fee for each beneficial shareholder account and transactional fees and expenses with respect to such beneficial shareholder account or (ii) an asset-based fee, as if each beneficial shareholder account were maintained by PMFS on the Fund's records, subject to the fee schedule attached hereto as Schedule A. Such entities shall maintain records relating to each beneficial shareholder account that underlies the omnibus account maintained by PMFS.

         3. Schedule A to the Agreement is replaced by the new Schedule A attached hereto as Exhibit B.

         In Witness Whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PRUDENTIAL AND STRATEGIC PARTNERS                 PRUDENTIAL MUTUAL FUND
MUTUAL FUNDS (AS LISTED ON                        SERVICES LLC
ATTACHED EXHIBIT A)

By: /s/ Robert F. Gunia                           By:  /s/ Hansjerg P. Schlenker
    -------------------                                -------------------------
    Robert F. Gunia                                    Hansjerg P. Schlenker
    Vice President                                     Vice President


Attest: /s/ Marguerite E.H. Morrison              Attest: /s/ William V. Healey
        ----------------------------                      ---------------------
        Marguerite E.H. Morrison, Secretary               William V. Healey
        or Assistant Secretary                            Secretary